As filed with the Securities and Exchange Commission on August 14, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Health Drive Eden Prairie, Minnesota 55344	655 New York Avenue NW Washington, DC 20001
(Address of Principal Executive Offices) (Zip Code)	(Address of Principal Executive Offices) (Zip Code)

Amedisys, Inc. 2008 Omnibus Incentive Plan

Amedisys, Inc. 2018 Omnibus Incentive Plan

(Full title of the plan)

Christopher R. Zaetta

Executive Vice President and Chief Legal Officer

1 Health Drive Eden Prairie, Minnesota 55344	655 New York Avenue NW Washington, DC 20001

(Name and address of agent for service)

(800) 328-5979

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to shares of common stock of UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), par value $0.01 per share (“Company Common Stock”) issuable in respect of certain outstanding equity awards in respect of shares of common stock of Amedisys, Inc., a Delaware corporation (“Amedisys”), par value $0.001 per share (“Amedisys Common Stock”), granted by Amedisys and held by certain service providers of Amedisys and its affiliates, which were assumed by the Company and converted into equity awards in respect of shares of Company Common Stock in connection with the Company’s acquisition of Amedisys, as described below. These equity awards were granted pursuant to the Amedisys, Inc. 2008 Omnibus Incentive Plan (the “2008 Plan”) and the Amedisys, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”, together with the 2008 Plan, the “Plans”).

Such shares represent the maximum number of shares of Company Common Stock underlying outstanding equity awards issued to participants under the Plans (including shares of Company Common Stock to be issued in respect of accrued dividend share equivalents that pay on vesting of such awards, if any), subject to appropriate adjustments thereto.

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of June 26, 2023 (as modified by the waiver dated December 26, 2024, the “Merger Agreement”), by and among the Company, Amedisys, and Aurora Holdings Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), effective as of August 14, 2025, Merger Sub merged with and into Amedisys (the “Merger”), with Amedisys surviving the Merger as a wholly owned subsidiary of the Company.

Conversion of Certain Amedisys Equity Awards in Connection with the Merger

At the effective time of the Merger (the “Effective Time”):

•

each outstanding award of time-based vesting restricted stock units relating to Amedisys Common Stock (other than those held by current or former non-employee directors) (each, an “Amedisys RSU Award”) was automatically converted into an award of Company restricted stock units, relating to a number of shares of Company Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys RSU Award immediately prior to the Effective Time and (2) the equity award exchange ratio;

•

each outstanding award of performance-based vesting restricted stock units relating to Amedisys Common Stock (each, an “Amedisys PSU Award”) was automatically converted into an award of Company restricted stock units, relating to a number of shares of Company Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys PSU Award immediately prior to the Effective Time (assuming target performance for any Amedisys PSU Awards for which the level of performance vesting had not yet been determined) and (2) the equity award exchange ratio; and

•

each outstanding option to purchase Amedisys Common Stock (each, an “Amedisys Option”) was automatically converted into an option to purchase Company Common Stock, relating to a number of shares of Company Common Stock equal to the product, rounded down to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys Option immediately prior to the Effective Time and (2) the equity award exchange ratio, and with an exercise price per share equal to the exercise price per share of Amedisys Common Stock of such Amedisys Option immediately prior to the Effective Time divided by the equity award exchange ratio (rounded up to the nearest whole cent), subject to such adjustments as necessary to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 424(a) of the Code, as applicable.

Amedisys equity-based awards converted into equity-based awards denominated in Company Common Stock at the Effective Time are generally subject to the same terms and conditions as applied to such awards immediately prior to the Effective Time, except to the extent such terms and conditions were rendered inoperative by the Merger or with respect to other immaterial administrative or ministerial changes (and, for Amedisys PSU Awards, other than performance-based vesting conditions, which will not apply following the Effective Time).

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference herein the following documents filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with SEC rules:

(a)

the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2024 (including those portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2025 that are incorporated by reference into Part III of such Annual Report on Form 10-K), as filed with the SEC on February 27, 2025;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, as filed with the SEC on May 7, 2025, and June 30, 2025, as filed with the SEC on August 11, 2025;

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on April 29, 2025, May 14, 2025, May 21, 2025, June 4, 2025, June 20, 2025, July 24, 2025, and July 31, 2025; and

(d)

the Description of the Company’s Common Stock set forth in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference in this Registration Statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this Registration Statement from the dates of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Faraz A. Choudhry, who has given an opinion of counsel with respect to the securities to which this Registration Statement relates, is an employee and officer (Deputy General Counsel and Assistant Corporate Secretary) of the Company. Mr. Choudhry owns Company securities and participates in various employee benefit plans of the Company, but is not eligible to participate in the Plans.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the shareholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Company’s Certificate of Incorporation provides that, to the fullest extent permissible under the Delaware General Corporation Law, the Company’s directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Company’s Bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit or proceeding because he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The Company’s Bylaws provide that the Company shall advance to indemnified persons expenses incurred in defending any such proceedings, subject to an obligation to repay amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under the Company’s Bylaws or otherwise.

Indemnification Agreements. The Company has entered into an indemnification agreement with each of its directors and executive officers which provides, among other things, that the Company will indemnify each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, because such person is or was a director or officer of the Company, by reason of any action or inaction on the part of such person, or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise. The indemnification agreement also requires the Company, under certain circumstances, to advance expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any such proceedings.

Liability Insurance. The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Company’s directors and officers and covers the Company for reimbursement of payments to the Company’s directors and officers in respect of such liabilities and expenses.

Item 8. Exhibits.

Number	Description

4.1	Certificate of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Registration Statement on Form 8-A/A, Commission File No. 1-10864, filed on July 1, 2015).

4.2	Amended and Restated Bylaws of UnitedHealth Group Incorporated, effective February 23, 2021 (incorporated by reference to Exhibit 3.2 to UnitedHealth Group Incorporated’s Current Report on Form 8-K, Commission File No. 1-10864, filed on February 26, 2021).

4.3	Composite Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (inclusive of Plan amendments dated June 7, 2012, October 25, 2012, April 23, 2015 and June 4, 2015, January 20, 2017, February 22, 2017 and September 25, 2018 and the full text of the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan).*

4.4	Composite Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan (inclusive of Plan amendments dated September 25, 2018 and October 21, 2020 and the full text of the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan).*

5.1	Opinion of Faraz A. Choudhry, the Company’s Deputy General Counsel and Assistant Corporate Secretary.*

23.1	Consent of Faraz A. Choudhry, the Company’s Deputy General Counsel and Assistant Corporate Secretary (included in Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included on the signature page of the Registration Statement).

107	Filing Fee Table.*

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on August 14, 2025.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Faraz A. Choudhry
Faraz A. Choudhry
Assistant Corporate Secretary

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher R. Zaetta, Kuai H. Leong and Faraz A. Choudhry, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, to sign, execute and file with the SEC (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, a registration statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the Plans, with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 14, 2025.

Signature	Title

/s/ Stephen J. Hemsley	Director and Chief Executive Officer (principal executive officer)
Stephen J. Hemsley

/s/ John F. Rex	President and Chief Financial Officer (principal financial officer)
John F. Rex

/s/ Thomas E. Roos	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Thomas E. Roos

/s/ Charles D. Baker	Director
Charles D. Baker

/s/ Timothy P. Flynn	Director
Timothy P. Flynn

/s/ Paul R. Garcia	Director
Paul R. Garcia

/s/ Kristen L. Gil	Director
Kristen L. Gil

/s/ Michele J. Hooper	Director
Michele J. Hooper

/s/ F. William McNabb III	Director
F. William McNabb III

/s/ Valerie C. Montgomery Rice Valerie C. Montgomery Rice, M.D.	Director

/s/ John H. Noseworthy John H. Noseworthy, M.D.	Director